EXHIBIT 99

DEERE
LOGO


 DEERE EXPECTS SOLID PERFORMANCE DESPITE A LOWER FARM EQUIPMENT INDUSTRY OUTLOOK
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For Immediate Release (14 September, 1998)

         MOLINE, IL -- Deere & Company today updated its outlook for the remainder of its fiscal year ending October 31, 1998 and for 1999.

         In 1998, the company expects to achieve double-digit growth in earnings per share and record sales and earnings, despite a fourth quarter performance anticipated to be lower than the prior year. In response to recent declines in farm commodity prices and to continue its excellent asset management, Deere said it would further adjust agricultural equipment production to customer demand.

         Production schedules now reflect a 4-5 percent fourth quarter year-to-year decline in physical volume. For the full year, however, physical volume is anticipated to be up 8 percent.

         In addition, during the fourth quarter, the company plans to strengthen reserves for transportation insurance operations. Insurance is projected to be profitable for the year, nevertheless.

         The challenges faced by the company for 1999, a spokesperson said, include deteriorating worldwide agricultural commodity prices resulting from expected increases in global carryover stocks of grains and oilseeds.

         The company expects North American industry retail sales of agricultural equipment to be down 15-20 percent in 1999. Future production schedules will be consistent with this lower level of demand, the spokesperson said. The company will endeavor to keep layoffs to a minimum, looking to attrition and retirements to help maintain an appropriate work force level.

         "Over the past few years, we have worked hard to keep our permanent employment base at efficient levels, reduce our overhead costs, aggressively manage our asset base and position ourselves to be able to perform well in the event of an economic downturn," said Hans W. Becherer, chairman and chief executive officer.

         "Additionally, global initiatives in process improvements and supply management are producing solid returns. The company anticipates achieving its $100 million goal in reduced costs in 1999 through these efforts," he added.

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         "It is gratifying to see that the company has become more efficient and productive, permitting us to respond quickly to this type of economic change. As a result, 1998 earnings per share will be at record levels. And, though it will be challenging, we have set a goal of matching our 1998 earnings per share performance in 1999," said Becherer.

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